Exhibit 99.1

WPT Enterprises, Inc. Reports First Quarter 2009 Financial Results

Los Angeles, CA, May 4, 2009 — WPT Enterprises, Inc. (Nasdaq: WPTE) today announced financial results for the first quarter of 2009. Business highlights for the first quarter included the following:

•                  Excluding a non-cash asset impairment charge, the Company was profitable from continuing operations in the first quarter.

•                  Cash flow from operating activities was positive in the first quarter.

•                  Production of the first 16 episodes of Season Seven of the World Poker Tour® (“WPT”) television series was completed. Season Seven premiered in January in the United States on Fox Sports Net (“FSN”) and the first airings of the 26 all-new one hour episodes will run through July 2009. The first 13 episodes of Season Seven aired in the first quarter.

•                  PokerStars agreed to be the sponsor for Season Seven of the WPT television series in Canada, certain European countries, Mexico and South America in deals totaling $2.1 million.

•                  FSN agreed to air Season Eight of the WPT television series.

•                  New marketing partnerships for non-televised WPT tour stops in Barcelona, Cyprus, Morocco, Slovakia and Venice were signed.

•                  The poker community at ClubWPT.com continues to grow.

•                  The operations of WPT China were shut down.

•                  Cost cutting measures designed to right-size operations were implemented.

First Quarter Results

Revenues in the first quarter of 2009 increased to $5.5 million, compared to $5.0 million in the first quarter of 2008, primarily a result of higher ClubWPT.com revenues and higher WPT television series hosting fees. ClubWPT.com began operations in the first quarter of 2008, but significant growth in revenues began in the fourth quarter of 2008 due to the airing of ten one hour ClubWPT episodes on FSN. Three additional one hour ClubWPT episodes aired in the first quarter of 2009. WPT television series hosting fees increased because 13 episodes of Season Seven aired in 2009 compared to one episode of Season Six that aired in 2008.

Cost of revenues decreased to $2.1 million in the first quarter of 2009, compared to $2.7 million in the first quarter of 2008. The decrease was due to lower WPT television series

Season Seven production costs. The gross profit margins for the WPT television series were 53% in 2009 compared to 34% in 2008.

Selling, general and administrative expenses decreased to $3.2 million in the first quarter of 2009, compared to $5.0 million in the first quarter of 2008. Lower personnel-related costs and litigation expenses in the current quarter were partially offset by a higher bad debt provision.

The Company recorded a $1.0 million non-cash impairment charge related to its investment in Cecure Gaming in the first quarter of 2009 due to ongoing difficulties Cecure Gaming is having in obtaining capital to finance their business development.

The Company discontinued the operations of WPT China in March 2009. The cash needs to support the growth in this business were greater than the Company was willing to expend. The Company continues to look for a strategic investor to acquire the assets of this business. WPT China lost $984,000 in the first quarter of 2009, including a $211,000 shutdown provision, compared to a $528,000 loss in the first quarter of 2008.

Excluding the Cecure Gaming non-cash impairment charge, income from continuing operations in the first quarter of 2009 was $479,000 compared to a $2.3 million loss in the first quarter of 2008.

Liquidity and Balance Sheet

At March 28, 2009, the Company had total cash, cash equivalents and investments in debt securities and put rights of $20.2 million, which included $3.9 million of auction rate securities and put rights. As a result of the liquidity issues experienced in the global credit and capital markets, auctions for the Company’s auction rate securities have not been successful since February 2008. The auction rate securities continue to pay interest in accordance with the terms of the underlying security and are guaranteed under the Federal Family Education Loan Program. The broker that holds the auction rate security portfolio provided a $2.7 million line of credit to provide liquidity for the auction rate securities until the broker satisfies their commitment to repurchase the portfolio during the period June 20, 2010 to July 2, 2012. $2,651,000 was outstanding under the line of credit at March 29, 2009.

“In the first quarter of 2009, we made significant progress in our turnaround efforts to position the Company for future profitability” said Steve Lipscomb, President and CEO of WPT Enterprises. “We signed our first international sponsor for Season Seven of the World Poker Tour television series, we signed marketing partnerships for non-televised WPT tour stops, we shut down the WPT China business and we reduced our ongoing costs. We also completed the initial airing of the 13 episodes we produced for our ClubWPT.com online subscription poker business. FSN began airing 26 all-new episodes of Season Seven of the World Poker Tour television series across the U.S. in January as a part of FSN’s Sunday sports block. FSN also agreed to air Season Eight of the World Poker Tour television series.”

The Company and current and potential customers and other interested parties continue to discuss strategic ways to maximize the value of the WPT brand in the U.S. and foreign markets. The Company has provided confidential information to certain of these parties in order to facilitate the discussions. The Company is not able to predict the outcome of these discussions and no particular strategic alternative has been chosen.

Second Quarter and Full Year 2009 Outlook

For the second quarter of 2009, revenues are expected to be in the range of $4.0 — $4.3 million and the Company expects a small loss from continuing operations. The Company also expects in 2009:

•                  FSN to air 26 all-new episodes of Season Seven of the WPT television series: 13 episodes aired in the first quarter, and eleven episodes will air in the second quarter and two episodes will air in the third quarter.

•                  To recognize foreign sponsorship revenues for Season Seven of the WPT television series beginning in the fourth quarter.  Foreign sponsorship revenues for the Professional Poker Tour television series and Seasons Four through Six of the WPT television series will also be recognized in 2009.

•                  To complete production of Season Seven of the WPT television series and begin production of Season Eight. Season Eight production costs should be lower than Season Seven production costs.

Regarding operating expenses, the Company expects:

•                  Lower general and administrative expenses compared to the same period in 2008.

•                  Lower selling and marketing costs compared to the same period in 2008.

•                  To incur approximately $139,000 of additional costs to shut down the operations of WPT China in the second quarter of 2009.

Investor Conference Call

The Company’s quarterly earnings conference call is scheduled to begin today, May 4, 2009, at 1:30 p.m. PT/4:30 p.m. ET.

To participate in the conference call, investors should dial 1-877-941-1467 ten minutes prior to the scheduled start time.  International callers should dial 1-480-629-9676.  If you are unable to participate in the live call, a replay will be available May 4, 2009 at 7:30 p.m. ET through May 25, 2009 at 12:00 a.m. ET. To access the replay, dial 1-800-406-7325 (U.S.) or 1-303-590-3030 (International), and use pass code: 4039658.

The call will be open to all interested investors through a live audio Web broadcast on the investor relations section of the Company’s website at www.worldpokertour.com and at

http://investor.shareholder.com/wpt/index.cfm.  For those who are not available to listen to the live broadcast, the call will be archived.

About WPTE

WPT Enterprises, Inc. is one of the most recognized names in internationally televised gaming and entertainment with brand presence in land-based tournaments, television, online and mobile. WPTE has led innovation in the sport of poker since 2002, when it ignited the global poker boom with the creation of the World Poker Tour television show. Based on a series of high stakes poker tournaments, WPT is now broadcast globally and premiered its all-new seventh season on Fox Sports Net’s national sports network in the United States in January 2009. WPTE also offers a unique online subscription and sweepstakes-based poker club, ClubWPT.com, which operates in 38 states across the U.S. WPTE also participates in strategic brand license, partnership and sponsorship opportunities. For more information, see www.worldpokertour.com. (WPTEG)

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as expectations about producing and airing Seasons Seven and Eight of the WPT television series, expectations for revenue and net income for the second quarter of 2009, and expectations for 2009 business activities and the development of major business units. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, the risk that the Company may not obtain sufficient sponsorship revenues for Seasons Seven and Eight of the WPT television series; the risk that FSN or another viable network does not air Seasons Seven and Eight of the WPT television series; the risk that a more cost efficient method is not found to drive new subscribers to the ClubWPT.com website; the risk that the vendor operating the ClubWPT.com website is unable to avoid interruptions in website service; and the risk that rules and regulations governing sweepstakes, promotions and giveaways impact our ability to obtain subscribers for ClubWPT.com.  For more information, review the Company’s filings with the Securities and Exchange Commission.

WPT ENTERPRISES, INC.

Condensed Consolidated Balance Sheets

(In thousands - unaudited)

	March 29, 2009	December 28, 2008
Assets
Current assets:
Cash and cash equivalents	$14,244	$11,497
Investments in debt securities	2,084	2,088
Accounts receivable, net	1,858	2,099
Deferred television costs	1,727	2,285
Other	528	1,067
	20,441	19,036

Investments in debt securities and put rights	3,900	3,900
Property and equipment, net	1,136	1,293
Investment in Cecure Gaming	—	1,000
Other	537	652
	$26,014	$25,881

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$441	$487
Accrued payroll and related	299	269
Other accrued expenses	1,064	1,149
Line of credit	2,651	—
Deferred revenue	947	1,913
	5,402	3,818

Commitments and contingencies

Stockholders’ equity	20,612	22,063
	$26,014	$25,881

WPT ENTERPRISES, INC.

Condensed Consolidated Statements of Loss

(In thousands, except per share data - unaudited)

	Three months ended
	March 29, 2009	March 30, 2008
Revenues:
Television	$3,565	$3,600
Product licensing	678	687
Online gaming	136	247
Event hosting and sponsorship fees	573	327
Other	575	101
	5,527	4,962

Cost of revenues	2,065	2,670
Gross profit	3,462	2,292

Selling, general and administrative expense	3,183	4,956
Asset impairment	1,000	—
Loss from operations	(721)	(2,664)

Other income:
Gain on sale of investment	—	11
Interest, net	71	353
Loss from continuing operations before income taxes	(650)	(2,300)

Income taxes	129	—
Loss from continuing operations	(521)	(2,300)

Loss from discontinued operations, net of income taxes	(984)	(528)

Net loss	$(1,505)	$(2,828)

Loss per common share from continuing operations - basic and diluted	$(0.02)	$(0.11)
Loss per common share from discontinued operations - basic and diluted	(0.05)	(0.03)
Net loss per common share - basic and diluted	$(0.07)	$(0.14)

Weighted-average common shares outstanding - basic and diluted	20,603	20,603

Contact	Thomas Flahie, Interim Chief Financial Officer
323-330-9900
tflahie@worldpokertour.com